CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A of Fidelity Government Securities Fund, of our report dated October 31, 1996 on the financial statements and financial highlights included in the September 30, 1996 Annual Report to Shareholders of Fidelity Government Securities Fund. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Fidelity Government Securities Fund's Auditor" in the Statement of Additional Information.
/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
November 15, 1996